                                                                      Exhibit 99


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG


                                     RHI AG

                             HEAT ACQUISITION CORP.

                                       AND

                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.



                              DATED: JULY 12, 1999

                                TABLE OF CONTENTS


                                   ARTICLE I
                                   THE OFFER

SECTION 1.01.    The Offer................................................    2
SECTION 1.02.    Company Action...........................................    4
SECTION 1.03.    Directors................................................    5

                                   ARTICLE II
                                   THE MERGER

SECTION 2.01.    The Merger...............................................    6
SECTION 2.02.    Effective Time...........................................    7
SECTION 2.03.    Effect of the Merger.....................................    7
SECTION 2.04.    Certificate of Incorporation; By-Laws....................    7
SECTION 2.05.    Closing..................................................    7
SECTION 2.06.    Directors and Officers...................................    7
SECTION 2.07.    Stockholders' Meeting....................................    8
SECTION 2.08.    Merger Without Meeting of Stockholders...................    8

                                   ARTICLE III
                            CONVERSION OF SECURITIES
SECTION 3.01.    Effect on Capital Stock..................................    8
SECTION 3.02.    Exchange of Certificates.................................   10
SECTION 3.03.    Dissenting Shares........................................   11
SECTION 3.04.    Lost, Stolen or Destroyed Certificates...................   12
SECTION 3.05.    Further Action...........................................   12

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.01.    Organization and Qualification; Subsidiaries.............   12
SECTION 4.02.    Certificate of Incorporation and By-Laws.................   13
SECTION 4.03.    Capitalization...........................................   13
SECTION 4.04.    Authority Relative to This Agreement.....................   14
SECTION 4.05.    Material Contracts; No Conflict, Required Filings
                 and Consents.............................................   14
SECTION 4.06.    Compliance, Permits......................................   15
SECTION 4.07.    Rights Agreement.........................................   16
SECTION 4.08.    SEC Filings, Financial Statements........................   16
SECTION 4.09.    Absence of Certain Changes or Events.....................   17
SECTION 4.10.    No Undisclosed Liabilities...............................   18


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

SECTION 4.11.    Absence of Litigation....................................   18
SECTION 4.12.    Employee Benefit Plans; Employment Agreements............   18
SECTION 4.13.    Labor Matters............................................   20
SECTION 4.14.    Title to Property........................................   21
SECTION 4.15.    Taxes....................................................   21
SECTION 4.16.    Environmental Matters....................................   23
SECTION 4.17.    Brokers..................................................   24
SECTION 4.18.    Intellectual Property....................................   24
SECTION 4.19.    Vote Required............................................   25
SECTION 4.20.    Takeover Statutes, Etc...................................   25
SECTION 4.21.    Opinion of Financial Advisor.............................   25
SECTION 4.22.    Year 2000 Compliance.....................................   25

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
SECTION 5.01.    Organization and Qualification...........................   25
SECTION 5.02.    Authority Relative to this Agreement.....................   26
SECTION 5.03.    No Conflict, Required Filings and Consents...............   26
SECTION 5.04.    Financial Structure......................................   27

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01.    Conduct of Business by the Company Pending the Merger....   27
SECTION 6.02.    No Solicitation..........................................   30
SECTION 6.03.    Information Supplied.....................................   32
SECTION 6.04.    The Company Rights Agreement.............................   32

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS
SECTION 7.01.    Filings, Other Actions; Notification.....................   32
SECTION 7.02.    Access to Information; Confidentiality...................   35
SECTION 7.03.    Stock Options and Stock Units............................   35
SECTION 7.04.    Employee Benefits.  .....................................   36
SECTION 7.05.    Indemnification..........................................   37
SECTION 7.06.    Further Action...........................................   38
SECTION 7.07.    Public Announcements.....................................   38
SECTION 7.08.    De-listing...............................................   39
SECTION 7.09.    Expenses.................................................   39
SECTION 7.10.    Financing................................................   39
SECTION 7.11.    Payment to the Company...................................   39


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

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER
SECTION 8.01.    Conditions to Obligation of Each Party to Effect
                   the Merger ............................................   40

                                   ARTICLE IX
                                   TERMINATION
SECTION 9.01.    Termination..............................................   40
SECTION 9.02.    Effect of Termination....................................   43
SECTION 9.03.    Fees and Expenses........................................   43

                                    ARTICLE X
                               GENERAL PROVISIONS
SECTION 10.01.   Effectiveness of Representations, Warranties and
                   Agreements ............................................   45
SECTION 10.02.   Notices..................................................   45
SECTION 10.03.   Amendment................................................   46
SECTION 10.04.   Waiver...................................................   46
SECTION 10.05.   Headings.................................................   46
SECTION 10.06.   Severability.............................................   46
SECTION 10.07.   Entire Agreement.........................................   47
SECTION 10.08.   Assignment, Purchaser....................................   47
SECTION 10.09.   Parties in Interest......................................   47
SECTION 10.10.   Failure or Indulgence Not Waiver; Remedies Cumulative....   47
SECTION 10.11.   Governing Law............................................   48
SECTION 10.12.   Counterparts.............................................   48
SECTION 10.13.   Waiver of Jury Trial; Consent of Jurisdiction............   48
SECTION 10.14.   Certain Definitions......................................   49
SECTION 10.15.   Additional Definitions/Interpretative Matters............   49
SECTION 10.16.   Enforcement of Agreement.................................   53


                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of July 12, 1999 (the "AGREEMENT"), by and among RHI AG, a corporation organized under the laws of Austria ("PARENT"), Heat Acquisition Corp., a Delaware corporation and a wholly-owned indirect subsidiary of Parent ("PURCHASER"), and Global Industrial Technologies, Inc., a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 10.14 hereof.

     WHEREAS, the Boards of Directors of each of Parent, Purchaser and the Company have approved and deem it advisable and in the best interests of their respective companies and stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, it is proposed that Purchaser make a cash tender offer (the "OFFER") to acquire all of the outstanding Common Stock, par value $0.25 per share, of the Company (the "COMPANY COMMON STOCK") at a price of $13.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth herein;

     WHEREAS, prior to the approval of the business combination, the Company Board approved the amendment to the Rights Agreement (as defined herein) to permit the Offer, the Merger and the other transactions contemplated by this Agreement (the "TRANSACTIONS") to proceed without resulting in a distribution of Rights (as defined herein) under the Rights Agreement;

     WHEREAS, the Boards of Directors of each of Parent and the Company have approved this Agreement and the merger (the "MERGER"), following the consummation of the Offer, of Purchaser with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Company Board, by the affirmative vote of a majority of the members of the Company Board, has (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of the Shares (as defined herein), (ii) authorized, approved, adopted and declared advisable this Agreement and the Transactions and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement;

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     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                    ARTICLE I
                                    THE OFFER

     SECTION 1.01. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events set forth in ANNEX A shall have occurred and be existing, as promptly as reasonably practicable (but in no event later than five business days from the public announcement of the execution of this Agreement), Purchaser shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to acquire all the outstanding Shares at a price of $13.00 per Share, net to the seller in cash, subject to applicable withholding of taxes, without interest (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "OFFER PRICE"). Subject to (i) the satisfaction of the Minimum Condition and (ii) the satisfaction or waiver of the other conditions set forth in ANNEX A, Purchaser shall consummate the Offer in accordance with its terms and promptly accept for payment and pay for Shares validly tendered pursuant to the Offer and not withdrawn as soon as Purchaser is legally permitted to do so under applicable law. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") and shall be subject to the Minimum Condition and the other conditions set forth in ANNEX A hereto, and shall reflect, as appropriate, the other terms set forth in this Agreement. Parent and Purchaser expressly reserve the right, in their sole discretion, subject to compliance with the Exchange Act and the terms of this Agreement, to waive any such condition and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that Parent and Purchaser shall not (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price, (iii) decrease the maximum number of Shares to be purchased in the Offer, (iv) waive or satisfy the Financing Condition (as defined herein) unless the representation set forth in
Section 5.04 shall be true and correct, or (v) amend any other term or condition of the Offer in any manner or impose any term or condition that is adverse to the holders of the Shares without the written consent of the Company executed by the Chief Executive Officer of the Company stating that it was authorized by the Company Board or a duly authorized committee thereof. Notwithstanding any other provision hereof, Parent and Purchaser expressly reserve the right (but will have no obligation to), in their sole discretion, subject to compliance with the Exchange Act and the terms of this Agreement, to waive the Financing Condition. Unless otherwise stated, all references in this Agreement to Company Common Stock and Shares shall be deemed to include the associated preferred stock purchase rights (the "RIGHTS") issued pursuant to the Rights Agreement.

     (b) Notwithstanding the foregoing, in the event that any condition to the Offer set forth in ANNEX A shall not have been satisfied or waived at the scheduled or any extended expiration date of the Offer, Purchaser shall (unless otherwise notified by the Company in writing), and Purchaser shall otherwise be entitled to, extend the expiration date of the Offer in increments of up to 5 business days each (unless otherwise agreed by Parent and the Company) until the earliest to occur of (x) the satisfaction or waiver of each such condition and (y) the termination of this Agreement in accordance with its terms; PROVIDED, HOWEVER, that Purchaser shall not be required to extend the Offer as provided in this sentence if any such condition (other than the Financing Condition) is incapable of being satisfied. In addition, without limiting the foregoing, Purchaser may, without the consent of the Company, extend the expiration date of the Offer (i) as required by applicable law, (ii) pursuant to Section 7.10, and (iii) for up to 5 business days if, on the scheduled or any extended expiration date of the Offer, the Shares validly tendered pursuant to the Offer and not withdrawn represent more than 80% but less than 90% of the outstanding Shares, notwithstanding that all the conditions to the Offer set forth in ANNEX A have been satisfied, so long as Purchaser waives the further satisfaction of any of the conditions to the Offer (other than the condition set forth in paragraph (a) of Annex A).

     (c) As soon as practicable on the date the Offer is commenced (the "Offer Commencement Date"), Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and any related summary advertisement (the
Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Parent and Purchaser shall mail the applicable Offer Documents to the stockholders of the Company as soon as practicable after filing with the SEC. The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall correct promptly any information provided by it for use in the Offer Documents which shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall give the Company and its counsel reasonable opportunity to review and comment upon the Offer Documents prior to their being filed with, or sent to, the SEC. Parent and Purchaser agree to provide the Company and its counsel any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (d) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase all the Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

     (e) Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law; PROVIDED, HOWEVER, that Purchaser shall promptly pay any amounts deducted and withheld hereunder to the applicable Governmental Entity, shall promptly file all Tax Returns and reports required to be filed in respect of such deductions and withholdings, and shall promptly provide to the Company proof of such payment and a copy of all such Tax Returns and reports.

     SECTION 1.02. COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and represents that the Company Board, at a meeting duly called and held on July 12, 1999 by the affirmative vote of a majority of the members of the Company Board, has duly (i) determined that the Transactions are fair to and in the best interests of the Company and the holders of the Shares,
(ii) authorized, approved, adopted and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement, (iv) took all other action necessary to render the limitations on business combinations contained in Section 203 of the DGCL (or any similar provision) and Article VI of the Company's Certificate of Incorporation inapplicable to the Transactions and (v) amended the Rights Agreement as described in Section 4.07. J.P. Morgan & Co., Inc. and Wasserstein Perella & Co., Inc., the Company's financial advisors, have each delivered to the Company Board the opinion described in Section 4.21. The Company will use its best efforts to obtain the consent of each of J.P. Morgan & Co., Inc. and Wasserstein Perella & Co., Inc. to permit the inclusion of the opinions referred to in Section 4.21 in the Schedule 14D-9 and the Information Statement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board described in the immediately preceding sentence, subject to Section 6.02(b).

     (b) On the date that Parent and Purchaser file the Schedule 14D-1 with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the recommendation of the Company Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the holders of the Shares to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall correct promptly any information provided by it for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent, Purchaser and their counsel reasonable opportunity to review and comment upon the Schedule 14D-9 prior to it being filed with, or sent to, the SEC. The Company agrees to provide Parent, Purchaser and their counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments.

     (c) The Company shall cause its transfer agent to promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of the Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall (i) hold in confidence the information contained in such labels, listings and files, (ii) use such information only in connection with the Offer and the Merger and (iii) if this Agreement is terminated in accordance with Article IX, upon request of the Company, promptly deliver or cause to be delivered to the Company (or destroy and certify to the Company the destruction of) all copies of such information then in their possession or the possession of their affiliates, agents or representatives.

     SECTION 1.03. DIRECTORS. (a) Promptly upon the acceptance for payment by Parent or any of its subsidiaries of Shares pursuant to the Offer, the Company will, subject to compliance with Section 14(f) of the Exchange Act, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals the product of the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser or any of their affiliates (including for purposes of this Section 1.03, such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its affiliates, which would not include Parent, Purchaser or any of their respective affiliates) bears to the number of Shares then outstanding; PROVIDED, HOWEVER, that if the number of Shares purchased pursuant to the Offer equals or exceeds a majority of the outstanding Shares, the Board percentage described above will in all events be a majority of the members of the Company Board. Notwithstanding any other provision hereof, in the event that Parent's designees are appointed or elected to the Company Board, until the Effective Time (as defined in Section 2.02), the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not executive officers of the Company or, if no such persons are willing or able so to serve, who qualify as "independent directors" within the meaning of the New York Stock Exchange ("NYSE") LISTED COMPANY MANUAL (the "INDEPENDENT DIRECTORS"). At such times, the Company will use its best efforts to cause (i) each committee of the Company Board, (ii) if requested by Parent, the board of directors of each of the Company's subsidiaries and (iii) if requested by Parent, each committee of such subsidiaries' boards to include persons designated by Parent constituting the same percentage of each such committee or board as Parent's designees are of the Company Board. The Company shall, upon request by Parent, promptly increase the size of the Company Board or secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be elected or appointed to the Company Board pursuant to this Section 1.03(a) and shall cause Parent's designees to be so elected or appointed. The Company Board shall approve, and by approving the execution and delivery of this Agreement by the Company, hereby does approve the taking of action by stockholders of the Company, by written consent, to amend the By-Laws of the Company as may be necessary or desirable to effect the provisions of this Section 1.03.

     (b) Following the election or appointment of Parent's designees pursuant to this Section 1.03, and prior to the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (i) any amendment of this Agreement or the Certificate of Incorporation or ByLaws of the Company,
(ii) any termination of this Agreement by the Company, (iii) any consent by the Company to any extension of the time for performance of any of the obligations or other acts of Parent or Purchaser or (iv) any waiver by the Company of compliance with any of the covenants or conditions contained in this Agreement for the benefit of the Company or any other rights of the Company under this Agreement. Any person who is a director on the date of this Agreement, but who, in order to carry out the provisions of this Section 1.03, is not a director at the Effective Time, shall be entitled to receive all payments (other than attendance fees) at the time such director resigns as he or she otherwise would have been entitled to receive under policies or programs in effect on the date hereof if he or she had been a director as of the Effective Time.

     (c) Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section
1.03 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03. Parent and Purchaser shall furnish to the Company in a timely manner so as to permit the Company to fulfill its obligations under this Section 1.03 and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Subject to clause (b) of this Section 1.03, the provisions of this Section 1.03 are in addition to and shall not limit any rights that Parent, Purchaser or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.


                                   ARTICLE II
                                   THE MERGER

     SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Purchaser shall be merged with and into the Company. As a result of the Merger,
(i) the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"), (ii) the Company shall succeed to and assume all the rights and obligations of Purchaser in accordance with the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 2.04.

     SECTION 2.02. EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (in either case, the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The parties hereto shall make all other filings, recordings or publications required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Independent Directors of the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

     SECTION 2.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.04. CERTIFICATE OF INCORPORATION; BY-LAWS. At the Effective Time and without any further action on the part of the Company and Purchaser, the Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Certificate of Incorporation, except that Article IV of the Company's Certificate of Incorporation shall be amended to read in its entirety as follows: "The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.". The By-Laws of the Company shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     SECTION 2.05. CLOSING. Unless this Agreement has been terminated and the Transactions have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the "CLOSING") will take place at 10:00 AM (EST) as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 2.06. DIRECTORS AND OFFICERS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 2.07. STOCKHOLDERS' MEETING.

          (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

               (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING") as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement; and

               (ii) prepare and file with the SEC a preliminary Information Statement relating to the Merger and this Agreement, use its best efforts to obtain and furnish the information required to be included by the SEC in the Information Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary Information Statement and cause a definitive Information Statement to be mailed to its stockholders, provided that the Information Statement shall not be filed, and no amendment or supplement to the Information Statement shall be made, by the Company without consultation with Parent and its counsel.

          (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Information Statement. Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by it, Purchaser or any of its other subsidiaries or affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

     SECTION 2.08. MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding
Section 2.07 hereof, in the event that Parent, Purchaser or any other subsidiary of Parent shall acquire at least 90 percent of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VIII, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.


                                   ARTICLE III
                            CONVERSION OF SECURITIES

     SECTION 3.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities:

     (a) CANCELLATION. Each Share held in the treasury of the Company and each Share owned by Parent, Purchaser or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time (other than Shares in trust accounts, managed accounts and the like that are beneficially owned by third parties) ("INELIGIBLE SHARES") shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (b) CONVERSION OF SECURITIES. Each Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Ineligible Shares, shall be converted into the right to receive the Offer Price (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 3.02. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.02. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (c) STOCK OPTIONS AND STOCK UNITS. All options to purchase Company Common Stock granted under the Stock Option Plans to directors, officers or employees of the Company (in any such case, an "OPTION") and all stock units ("STOCK UNITS") issued under the Global Industrial Technologies, Inc. Deferred Compensation Plan (the "DEFERRED COMPENSATION PLAN") then outstanding shall be subject to the provisions of Section 7.03.

     (d) CAPITAL STOCK OF PURCHASER. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Purchaser evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     (e) ALL OTHER CAPITAL STOCK OF THE COMPANY. All other capital stock of the Company and any options, warrants or other rights to purchase capital stock of the Company (other than Options and Stock Units) shall be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be issued or delivered in exchange therefor.

     SECTION 3.02. EXCHANGE OF CERTIFICATES.

          (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for holders of the Shares in connection with the Merger (the "PAYING AGENT") to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Section 3.01(b). At the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds for timely payment thereunder. Such funds shall be invested by the Paying Agent as directed by Parent pending payment thereof by the Paying Agent to holders of the Shares. Any net profit resulting from, or interest or income produced by, such investments shall be the sole and exclusive property of Parent and shall be payable at the direction of Parent, and no part of such earnings shall accrue to the benefit of holders of the Shares. No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares.

          (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"), whose Shares were converted pursuant to
Section 3.01(b) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall, subject to the immediately following sentence and Section 3.02(e), be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition to payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 3.02.

          (c) TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

          (d) TERMINATION OF FUND; NO LIABILITY. At any time following six months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) WITHHOLDING RIGHTS. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

     SECTION 3.03. DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, Dissenting Shares shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 3.03, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Dissenting Shares and the opportunity to direct all negotiations and proceedings with respect to appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

     SECTION 3.04. LOST, STOLEN OR DESTROYED CERTIFICATES. If any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 3.01(b); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 3.05. FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the officers and directors of the Company and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Purchaser that:

     SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals is not reasonably likely to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that is not reasonably likely to have a Company Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 4.01 of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 4.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished or made available to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date, and a complete and correct copy of the equivalent organizational documents of each of A.P. Green Industries, Inc., Corrosion Technology International, Inc., Harbison-Walker Refractories Company, Inc. and Shred-Tech Capital Corp. The Certificate of Incorporation, By-Laws and equivalent organizational documents of each of the Company's subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws. None of the Company's subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

     SECTION 4.03. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.25 per share. As of July 1, 1999 (the "Measurement Date"), (i) 22,412,961 shares of Company Common Stock were issued and outstanding (including 651,297 Shares held under the Company's 401(k) Plan), all of which have been duly authorized and validly issued and are fully paid and non-assessable, (ii) no shares of preferred stock were issued or outstanding or had been designated, (iii) 4,950,736 Shares were held in the treasury of the Company, (iv) 2,276,535 Shares were reserved for future issuance pursuant to outstanding Options granted under the 1992 Stock Compensation Plan and the Stock Option Plan for Non-Employee Directors and 120,760 Stock Units were outstanding under the Deferred Compensation Plan, and (v) 222,956 shares of preferred stock were reserved for issuance pursuant to the Rights Agreement. Except as expressly contemplated hereunder, no change in such capitalization, including without limitation, any issuance of Shares or grants of Options or Stock Units, has occurred between January 1, 1998 and the date hereof other than any change associated with the exercise of vested Options. Except as set forth in this
Section 4.03 or Section 4.12 hereof and except for the Rights, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever. The Company has delivered or made available to Parent a complete, true and correct copy of the Rights Agreement and the forms of option agreements for Options. Section 4.03 of the Company Disclosure Schedule contains a list of existing Options, including the number of option shares, exercise price, vesting terms and grant date thereof.

          (b) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the subsidiaries. None of the Company or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company or any of its subsidiaries, respectively, as a result of the Transactions.

     SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by stockholders as contemplated by Section 2.07). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b) The Company Board, at a meeting duly called and held on July 12, 1999 by the affirmative vote of a majority of the members of the Company Board, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of the Shares, (ii) authorized, approved, adopted and declared advisable this Agreement and the Transactions and (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement, and as of the date hereof none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

     SECTION 4.05. MATERIAL CONTRACTS; NO CONFLICT, REQUIRED FILINGS AND CONSENTS. (a) Subject to such exceptions that are not reasonably likely to have a Company Material Adverse Effect or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or the consummation of the Transactions, all of the Material Contracts are valid, binding and in full force and effect, and neither the Company nor any of its subsidiaries is in default of any of its obligations under any of the Material Contracts. As of the date hereof, no contracting party to any Material Contract has notified (whether orally or in writing) the Company or any of its subsidiaries of its intention to terminate, cancel or modify such Material Contract or otherwise to reduce or change its activity thereunder so as to materially adversely affect the benefits derived, or currently expected to be derived, by the Company or any of its subsidiaries.

     (b) Except as set forth in Section 4.05(c) hereof, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company or any of its subsidiaries,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective assets or properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a lien or encumbrance on any of the assets or properties of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets or properties is bound or affected except, in the case of clauses (ii) and (iii), for such conflicts, breaches, violations, defaults or other occurrences that are not reasonably likely to have a Company Material Adverse Effect or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or the consummation of the Transactions.

     (c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, state securities laws ("BLUE SKY LAWS"), state anti-takeover laws, the pre-merger notification requirements of the HSR Act, the laws regulating competition, antitrust, investment or exchange controls in Germany and Mexico, and the filing of the Certificate of Merger or other documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or is not otherwise reasonably likely to have a Company Material Adverse Effect.

     SECTION 4.06. COMPLIANCE, PERMITS. (a) Except for such conflicts, defaults and violations as are not reasonably likely to have a Company Material Adverse Effect or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or the consummation of the Transactions, since December 31, 1998, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective assets or properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets or properties is bound or affected.

     (b) The Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities necessary for the operation of the business of the Company and its subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"), except to the extent that the failure to have any such Company Permit is not reasonably likely to have a Company Material Adverse Effect or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or the consummation of the Transactions. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply is not reasonably likely to have a Company Material Adverse Effect or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or the consummation of the Transactions.

     SECTION 4.07. RIGHTS AGREEMENT. The Company has taken all necessary action so that neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions shall (i) cause Parent, Purchaser or any of their respective affiliates to become an Acquiring Person or (ii) result in the occurrence of a Stock Acquisition Date (as such terms are defined in the Rights Agreement). The Company Board has approved, and the Company and The Bank of New York, as Rights Agent, have entered into, an amendment to the Rights Agreement a copy of which has been delivered to Parent (the "RIGHTS AMENDMENT"). Pursuant to the Rights Amendment, among other things, neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions will (x) result in the distribution of separate certificates representing Rights, (y) cause the Rights to become exercisable or (z) result in the occurrence of a Distribution Date (as defined in the Rights Agreement).

     SECTION 4.08. SEC FILINGS, FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998. The Company has delivered or made available to Parent, in the form filed with the SEC, the Company SEC Reports. The Company SEC Reports (including any financial statements or schedules included therein) filed prior to the Measurement Date ("Company Filed SEC Documents") and all reports or other filings permitted or required to be filed with the SEC thereafter (i) were prepared or will be prepared, as the case may be, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not or will not, as the case may be, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each of the consolidated balance sheets (including the related notes and schedules) included or incorporated in such financial statements fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and each of the consolidated statements of income and of cash flows (including the related notes and schedules) included or incorporated in such financial statements fairly presents in all material respects the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and such statements do not contain notes thereto.

     (c) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     SECTION 4.09. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company Filed SEC Documents or as expressly contemplated by this Agreement, since December 31, 1998 and prior to the date hereof, the Company and its subsidiaries have conducted their business in the ordinary course and there has not occurred: (i) any amendments or changes to the Certificate of Incorporation, By-Laws or equivalent organizational documents of the Company or any of its subsidiaries; (ii) any change, condition or event that is reasonably likely to have a Company Material Adverse Effect or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or the consummation of the Transactions; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; (iv) any change by the Company in its accounting methods, principles or practices; (v) any revaluation by the Company or any of its subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of assets of the Company or any of its subsidiaries, except for the sale of inventory in the ordinary course of business; (vii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any shares of the Company's capital stock;
(viii) any granting by the Company or any of its subsidiaries to any director, executive officer or other employee of the Company of any material increase in compensation (except for increases to employees who are not directors or officers in the ordinary course of business); (ix) any granting by the Company or any of its subsidiaries to any such director, executive officer or employee of any severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Company Filed SEC Documents; or
(x) any entry by the Company or any of
its subsidiaries into any employment, severance or termination agreement with any such director, executive officer or employee.

     SECTION 4.10. NO UNDISCLOSED LIABILITIES. (a) Except as is disclosed in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of the type that are required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP, that are, in the aggregate, material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) adequately provided for or referred to in the Company's balance sheet and the related notes thereto as of December 31, 1998 included in the Company's Form 10-K for the year ended December 31, 1998 (which is part of the Company SEC Reports) or (ii) incurred since December 31, 1998 (A) in the ordinary course of business and consistent with past practice, or (B) that are not reasonably likely to have a Company Material Adverse Effect.

     (b) Set forth in Section 4.10(b) of the Company Disclosure Schedule is a true and complete listing of all of the Company's and its subsidiaries' indebtedness for borrowed money outstanding and other obligations required to be reflected as indebtedness on a consolidated balance sheet of the Company ("INDEBTEDNESS"), and capitalized leases required to be reflected on a consolidated balance sheet of the Company, in each case as of the date immediately preceding the date hereof and in each case setting forth the principal amount thereof. No payment defaults have occurred and are continuing under the agreements and instruments governing the terms of such obligations or any agreements and instruments governing the terms of any Indebtedness arising after the date hereof and no other events have occurred which, with the giving of notice, the passage of time, or both could constitute an event of default thereunder.

     SECTION 4.11. ABSENCE OF LITIGATION. Except as set forth in the Company Filed SEC Documents, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any arbitrator or Governmental Entity that is reasonably likely to have a Company Material Adverse Effect.

     SECTION 4.12. EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS. (a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its subsidiaries (the "EMPLOYEES") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "EMPLOYEE PLANS"), other than Employee Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States, are listed on Section 4.12(a) of the Company Disclosure Schedule. True and complete copies of all Employee Plans listed on Section 4.12(a) of the Company Disclosure Schedule, including, but not limited to, any trust instruments and insurance contracts forming a part of any Employee Plans, and all amendments thereto, together with (if applicable) the most recent favorable determination letter from the Internal Revenue Service, the three most recent Form 5500 Annual Return/Reports and the most recent summary plan description and subsequent summaries of material modifications, have been provided or made available to Parent.

     (b) All Employee Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees and maintained in the United States (the "PLANS") are in substantial compliance with their terms and all applicable laws. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company threatened, litigation or governmental investigation relating to the Plans. Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

     (c) No Plan (i) is a "plan maintained by more than one employer", within the meaning of Section 413(c) of the Code, (ii) provides benefits to any individual who is not a current or former Employee or director of the Company, or the dependent or beneficiary of such current or former Employee or director,
(iii) is, or during the preceding 36 months was, funded through a "welfare benefit fund", within the meaning of Section 419(e) of the Code, (iv) provides, or during the preceding 36 months provided, benefits through (A) a "voluntary employees' beneficiary association", within the meaning of Section 501(c)(9) of the Code or (B) except as set forth on Section 4.12(a) of the Company Disclosure Schedule, a trust forming part of a plan providing for the payment of "supplemental unemployment compensation benefits", within the meaning of Section 501(c)(17) of the Code.

     (d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). The Company and the subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate since January 1, 1998.

     (e) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the audited financial statements included in the Company Filed SEC Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code nor has any lien in favor of any such Pension Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA.

     (f) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current fair market value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. The withdrawal liability of the Company and its subsidiaries under each Plan which is a multiemployer plan to which the Company, any of its subsidiaries or an ERISA Affiliate has contributed during the preceding 36 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

     (g) Neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any Plan, except as set forth on Section 4.12(g) of the Company Disclosure Schedule. The Company or the subsidiaries may amend or terminate any such Plan at any time without incurring any liability thereunder.

     (h) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of the subsidiaries to severance pay, or (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Employee Plans.

     (i) All Employee Plans maintained outside of the United States (which are listed in Section 4.12(i) of the Company Disclosure Schedule) comply in all material respects with applicable local law and there is no material litigation or governmental investigation pending, or to the knowledge of the Company, threatened against or relating to any such Plan. The Company and its subsidiaries have no material unfunded liabilities with respect to any such Employee Plan.

     SECTION 4.13. LABOR MATTERS. There are no labor disputes pending or, to the best knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which disputes are reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is involved in or, to the best knowledge of the Company, threatened with any labor dispute, grievance or litigation relating to labor, safety or discrimination matters involving any persons employed by the Company or any of its subsidiaries, including, without limitation, charges of unfair labor practices or discrimination complaints which is reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is presently or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to any persons employed by the Company or any of its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three years.

     SECTION 4.14. TITLE TO PROPERTY. The Company and each of its subsidiaries have good, marketable and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and payable and such liens or other imperfections of title, if any, as do not detract from the value of or interfere with the present use of the property affected thereby or which is not reasonably likely to have a Company Material Adverse Effect.

     SECTION 4.15. TAXES.

     (a) Except as is not reasonably likely to have a Company Material Adverse
Effect: The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member, have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them (taking into account applicable extensions), and have timely paid and discharged all Taxes shown to be due, and all other material Taxes due except with respect to Taxes which the Company is maintaining reserves in accordance with GAAP in its financial statements included in the Company Filed SEC Documents that are adequate for their payment. All federal income Tax Returns and all other Tax Returns filed by the Company and each of its subsidiaries with respect to Taxes were true, complete and correct as of the date on which they were filed or as subsequently amended to the date hereof. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best knowledge of the Company, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional Taxes. There are no requests for information from the IRS or any other taxing authority or agency currently outstanding. No Tax Return of either the Company or any of its subsidiaries is currently being audited by any taxing authority nor are any proceedings (whether administrative or judicial) currently being conducted with respect to any issues relating to Taxes. No Tax claim has become a lien on any assets of the Company or any subsidiary thereof (ignoring for this purpose liens for Taxes not yet due and payable). Neither the Company nor any of its subsidiaries is required to include in income (i) any items in respect of any change in accounting principles or any material deferred intercompany transactions or (ii) any installment sale gain, where the inclusion in income would result in a Tax liability in excess of the reserves therefor.

     (b) (i) Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement, or maintains or sponsors any Employee Plans, that will result, separately or in the aggregate, in the payment of (A) any "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, determined without regard to Section 280G(b)(4) of the Code, and no Employee Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code or (B) amounts that will be disallowed as a deduction under Section 162(m) of the Code; (ii) neither the Company nor any of its subsidiaries has been subject to any accumulated earnings tax or personal holding company tax; (iii) none of the Company's foreign subsidiaries has any investments in United States property within the meaning of Section 956 of the Code or, for taxable years beginning after September 30, 1994 and before January 1, 1998, has "excess passive assets" as defined in former Section 956A(c) of the Code; (iv) neither the Company nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for United States federal or state income tax purposes could be affected by the Transactions; (v) neither the Company nor any of its subsidiaries has entered into any deferred intercompany transaction within the meaning of section 1.1502-13 of the United States Treasury Regulations as to which items of deferred gain or loss have not been restored; (vi) no excess loss account within the meaning of section 1.1502-19 of the United States Treasury Regulations exists with respect to the stock of any of the Company's subsidiaries; (vii) no extension of time within which to file any material Tax Return that relates to the Company or any of its subsidiaries has been requested which Tax Return has not since been filed; (viii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any material Tax Return that relates to the Company or any of its subsidiaries which remain in effect; (ix) there are no tax rulings, closing agreements or changes of accounting method relating to the Company or any of its subsidiaries which would affect their liability for Taxes for any period after the Effective Time; (x) all of the Tax Returns referred to in Section 4.16(a) have been examined by the IRS or the appropriate state, local or foreign taxing authorities, which examinations have been concluded with a final determination and payment of adjustments, if any, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired (unless the period for assessment is still open pursuant to the normal statute of limitations), and no extensions or waivers of the statute of limitations with respect to any Tax Returns have been executed by the Company or any of its subsidiaries and are currently in effect; (xi) neither the Company nor any of its subsidiaries has filed a consent under Section 341(f) of the Code or any comparable provision of state revenue statutes; (xii) no property of the Company or any of its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xiii) neither the Company nor any of its subsidiaries is a party to any lease made pursuant to

Section 168(f) of the Code; (xiv) to the extent applicable, the Company and its subsidiaries have properly and in a timely manner documented their material transfer pricing methodology in compliance with Section 482 and related provisions of the Code; and (xv) neither the Company nor any of its subsidiaries was a member of a consolidated, combined, unitary or similar group of corporations other than such a group of which the Company is the common parent corporation.

     (c) Neither the Company nor any of its subsidiaries is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

     SECTION 4.16. ENVIRONMENTAL MATTERS. Except as is not reasonably likely to have a Company Material Adverse Effect:

     (a) All of the operations of the Company and each of its subsidiaries and their respective assets, businesses and real property, including any of its operations at or from any real property presently or formerly owned, leased or operated by the Company or any of its subsidiaries (collectively, the "REAL PROPERTY"), comply with all applicable Environmental Laws.

     (b) None of the assets of the Company or any of its subsidiaries, or any of the Real Property, are contaminated with any Hazardous Substances in, on, over, under or at it, in concentrations which would violate any applicable Environmental Laws or would result in the imposition of Environmental Liabilities or obligations on the Company or any of its subsidiaries under any applicable Environmental Laws, including any obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Real Property.

     (c) None of the Real Property is listed or proposed for listing on the National Priorities List pursuant to CERCLA or any similar inventory of sites requiring investigation or remediation maintained by any state or locality. Neither the Company nor any of its subsidiaries has received any written notice or oral claim from any Governmental Entity or third party alleging any Environmental Liabilities.

     (d) Each of the Company and its subsidiaries has all the permits, licenses, authorizations and approvals necessary for the present conduct of their businesses and for the present operations on, in or at the Real Property which are required under applicable Environmental Laws (the "ENVIRONMENTAL PERMITS") and they are in compliance with the terms and conditions of all such Environmental Permits.

     (e) Neither the Company nor any of its subsidiaries, nor any other person or entity, has engaged in, authorized or consented to any operations or activities upon any of the Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, spilling, emission, dumping or disposal of any Hazardous Substances at, on, under or from the Real Property, except in compliance with all applicable Environmental Laws.

     (f) There are no conditions existing at any Real Property or with respect to any of the assets of the Company or its subsidiaries that require, or which with the giving of notice or the passage of time or both would require, remedial or corrective action pursuant to the Environmental Laws or have resulted in the imposition of Environmental Liabilities on the Company or any of its subsidiaries.

     (g) The Company and its subsidiaries have provided or made available to Parent all environmental reports, assessments, audits, studies, investigations, data and Environmental Permits in their custody, possession or control concerning the Real Property or the assets of the Company or any of its subsidiaries.

     (h) Neither the Company nor any of its subsidiaries has received any claims for Environmental Liabilities arising out of any indemnity agreement or sale agreement.

     SECTION 4.17. BROKERS. No broker, finder or investment banker (other than Wasserstein Perella & Co., Inc. and J.P. Morgan & Co., Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent a true, correct and complete copy of the engagement letters and any other agreements or arrangements between the Company and Wasserstein Perella & Co., Inc. and J.P. Morgan & Co., Inc. with respect to the Transactions. The Company or, if the Effective Time occurs, the Surviving Corporation, will pay all amounts owed pursuant to the foregoing arrangements.

     SECTION 4.18. INTELLECTUAL PROPERTY. (a) Schedule 4.18 of the Company Disclosure Schedule sets forth a list of (i) all material patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications that are owned by the Company or its subsidiaries (collectively, "COMPANY INTELLECTUAL PROPERTY") and (ii) all agreements under which the Company or its subsidiaries are licensed or otherwise permitted, or license or otherwise permit a third party, to use patents, trademarks and copyrights that are material to the business of the Company and its subsidiaries.

     (b) (i) The Company and its subsidiaries directly or indirectly own, or are licensed or otherwise possess valid rights to use, all Company Intellectual Property, with such exceptions as have not had and is not reasonably likely to have a Company Material Adverse Effect, (ii) no person is challenging or, to the knowledge of the Company, infringing or otherwise violating the Company Intellectual Property, except in each case for challenges, infringements or violations which are not reasonably likely to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, infringing or otherwise violating any patents, registered trademarks or registered copyrights that are owned by any third party (collectively, "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"), except in each case for infringements or violations which are not reasonably likely to have a Company Material Adverse Effect.

     SECTION 4.19. VOTE REQUIRED. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

     SECTION 4.20. TAKEOVER STATUTES, ETC. (a) No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each, a "TAKEOVER STATUTE") is applicable to the Company, the Shares, this Agreement or the Transactions.

     (b) The Company has taken such actions as are required to render Article VI of the Company's Certificate of Incorporation inapplicable to the Transactions.

     SECTION 4.21. OPINION OF FINANCIAL ADVISOR. The Company Board has been advised by its financial advisors that in their opinion, as of the date hereof, the consideration to be received by holders of the Shares in the Offer and the Merger, taken together, is fair from a financial point of view to such holders.

     SECTION 4.22. YEAR 2000 COMPLIANCE. The Company has conducted a review of each item of software, hardware and firmware ("SYSTEM") used in the conduct of its business and operations to determine whether such System is Year 2000 Compliant, and is currently implementing a compliance plan that is intended to result in each System being Year 2000 Compliant no later than January 1, 2000. Each action to have been taken prior to the date hereof under such plan has been substantially completed and as of the date hereof the Company has no knowledge indicating that any action to be taken under such plan after the date hereof will be materially delayed (and in any event not beyond January 1, 2000) or will fail to accomplish its purpose under the plan. Achieving Year 2000 Compliance is not reasonably likely to have a Company Material Adverse Effect.


                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Except as set forth in the Parent Disclosure Schedule, Parent and Purchaser each hereby represent and warrant to the Company that:

     SECTION 5.01. ORGANIZATION AND QUALIFICATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals is not reasonably likely to have a Parent Material Adverse Effect. Each of Parent and Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that is not reasonably likely to have a Parent Material Adverse Effect.

     SECTION 5.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     SECTION 5.03. NO CONFLICT, REQUIRED FILINGS AND CONSENTS. (a) Except as set forth in Section 5.03(b) hereof, the execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement and the consummation of the Transactions by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or comparable constituent documents of Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which their respective assets or properties are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or Purchaser's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contracts material to the business of Parent and Purchaser taken as a whole, or result in the creation of a lien or encumbrance on any of the assets or properties of Parent or Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets or properties are bound or affected except, in the case of clauses (ii) and (iii), for such conflicts, breaches, violations, defaults or other occurrences that is not reasonably likely to have a Parent Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement and the consummation of the Transactions by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, state anti-takeover laws, the pre-merger notification requirements of the HSR Act, the laws regulating competition, antitrust, investment or exchange controls in Germany and

Mexico, and the filing of the Certificate of Merger or other documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, is not reasonably likely to have a Parent Material Adverse Effect.

     SECTION 5.04. FINANCIAL STRUCTURE. Parent and Purchaser hereby represent that all outstanding Indebtedness of the Company existing at the Effective Time shall be repaid immediately after the Effective Time to the extent required by the terms thereof and that no less than $300 million of the total financing currently expected to be approximately $635 million (based on the assumption that total Indebtedness less cash ("NET DEBT") at the time Shares are to be purchased in the Offer is not greater than $240 million) to be incurred in connection with the Transactions (the "Financing") will consist of equity contributed to North American Refractories Company or loans from Parent, provided that such loans from Parent are subordinate to the claims of all creditors of the Surviving Corporation and no such loans will be payable or guaranteed by the Company and its subsidiaries.


                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earliest to occur of (i) the termination of this Agreement, (ii) the time the designees of Parent constitute a majority of the Company Board or (iii) the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise approve in writing (which approval shall not be unreasonably withheld) and unless otherwise expressly contemplated hereunder, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted, and the Company and its subsidiaries shall not take any action except, in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations; and the Company shall take such actions prior to the Effective Time as are reasonably requested by Parent to inform employees of the Company of the existence of certain caps on health benefits currently in effect. By way of amplification and not limitation, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earliest to occur of (i) the termination of this Agreement,
(ii) the time the designees of Parent constitute a majority of the Company Board or (iii) the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written approval of Parent, unless expressly contemplated hereunder or disclosed in the Company Disclosure Schedule:

     (a) amend or otherwise change the Company's or any of its subsidiaries' Certificates of Incorporation, By-Laws or other equivalent organizational documents;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any of its subsidiaries (except for (i) the issuance of Shares pursuant to the exercise of Options that are outstanding on the date hereof, (ii) the issuance of Stock Units representing no more than 200,000 Shares in the aggregate pursuant to the Deferred Compensation Plan, and (iii) the sale of existing ownership interests in any of its subsidiaries (A) having a book value as of the date of the Company's most recent financial statements included in the Company Filed SEC Documents of less than $2.0 million individually and $6.0 million in the aggregate and (B) the consideration received therefor is less than $2.0 million individually and, together with the proceeds of sales of assets permitted under
Section 6.01(c), $6.0 million in the aggregate);

     (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and not exceeding $2.0 million individually and, together with the amount of consideration (or book value, whichever is greater) received in sales of ownership interests permitted under Section 6.01(b), $6.0 million in the aggregate, (ii) sales of inventory in the ordinary course of business consistent with past practice, and (iii) dispositions of obsolete or worthless assets);

     (d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options granted under the Stock Option Plans or authorize cash payments in exchange for any such Options;

     (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing, except in connection with the repurchase of Options and Stock Units as contemplated by Section 7.03;

     (f) sell, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property or amend or modify any existing agreements with respect to any material Company Intellectual Property or Third Party Intellectual Property Rights (other than in the ordinary course of business consistent with past practice);

     (g) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, issue any debt securities, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances except in the ordinary course of business consistent with past practice; (iii) enter into any Material Contract other than in the ordinary course of business;
(iv) authorize or make any capital expenditures or purchases of fixed assets that are not currently budgeted or, if not budgeted, that in the aggregate exceed $2,000,000; (v) terminate any Material Contract or amend any of its material terms (other than amendments to existing credit arrangements designed to remedy or prevent defaults thereunder and within the parameters described in
Schedule 6.01 of the Company Disclosure Schedule); or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.01(g);

     (h) except for contracts or amendments that serve to reduce the cost to the Company of severance arrangements, increase the compensation payable or to become payable to its employees, officers or directors (except for increases to employees who are not directors or officers of the Company in the ordinary course of business in connection with normal periodic performance reviews) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, director or officer of the Company or any of its subsidiaries (other than employees hired by the Company or any of its subsidiaries after the date hereof in the ordinary course of business and on terms consistent with those provided to employees of the Company or any such subsidiary generally) or establish, adopt, enter into, terminate or amend any Employee Plan (except as may otherwise be required by applicable law);

     (i) (i) take any action, other than as required by GAAP, to change accounting methods, principles or practices (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable) or
(ii) revalue any assets of the Company or any of its subsidiaries, including without limitation, any write down of the value of capitalized software or inventory or writing off of notes or accounts receivable other than in the ordinary course of business;

     (j) make any Tax election inconsistent with past practice or settle or compromise any Tax liability, except to the extent the amount of any such settlement or compromise has been reserved for on the consolidated financial statements contained in the Company SEC Reports or is not reasonably likely to have a Company Material Adverse Effect;

     (k) pay, discharge, settle or satisfy any material lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company included in the Company Filed SEC Documents or incurred in the ordinary course of business and consistent with past practice;

     (l) permit any material increase in the number of employees employed by the Company or any of its subsidiaries on the date hereof or hire any executive officer or employee whose total annual compensation is more than $100,000;

     (m) authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; or

     (n) take or fail to take, or agree in writing or otherwise to take, or fail to take any of the actions described in Section 6.01(a) through (l) above.

     SECTION 6.02. NO SOLICITATION. (a) The Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall direct and use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit or encourage (including without limitation by way of furnishing information), or take any other action designed or reasonably likely to facilitate or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation, liquidation or dissolution or similar transaction involving, or any purchase of 15% or more of the consolidated assets (based on the Company's December 31, 1998 audited consolidated balance sheet) or outstanding shares of capital stock of, the Company or any of its subsidiaries or any other transaction that is intended or reasonably could be expected to prevent or materially interfere with the completion of the Transactions (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). The Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall direct and use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or the Company Board (acting directly or through its employees, agents or representatives) from
(i) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or disclosure obligations under state law or
(ii) at any time prior to the earlier to occur of (x) payment for shares of Company Common Stock pursuant to the Offer or (y) the approval of the Merger by the requisite vote of the stockholders of the Company, (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal (so long as such proposal did not result from a breach of this Section 6.02) if the Company Board receives from the person so requesting such information an executed confidentiality agreement with customary terms (which shall not preclude the making of an Acquisition Proposal); or (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written

Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A) or (B) above, the Company Board determines in good faith, after consultation with outside legal counsel, that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (y) in the case referred to in clause (B) above, the Company Board determines in good faith (based on the advice of its financial advisor) that such Acquisition Proposal would, if consummated, result in a more favorable transaction than the Transactions; PROVIDED, HOWEVER, that the Company may not, except as permitted by Section 6.02(b) below, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement); it being understood and agreed that making the determination in clause (y) above (the "SECTION 6.02 DETERMINATION") and disclosing such determination shall not constitute a withdrawal or modification, proposed or otherwise, or an approval or recommendation, proposed or otherwise, in breach of this proviso or result in a breach of paragraph (e) to Annex A. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations (whether by it or an agent or representative of the Company) with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to inform promptly the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.02. The Company will notify Parent immediately (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information requested from, or any such discussions or negotiations are sought to be initiated or continued with any of its representatives. The Company also will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy (and certify the destruction of) all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries and the Company will use its reasonable efforts consistent with its fiduciary obligations to enforce the provisions of such confidentiality agreements, including without limitation, any standstill provisions. Notwithstanding anything to the contrary in this Section 6.02(a), no breach of this Section 6.02(a) will result from actions taken by the director elected at the 1999 Annual Meeting of Stockholders of the Company provided such actions were not caused, authorized, directed, solicited or encouraged by the Company or any of its subsidiaries or any of their respective officers and other directors.

     (b) So long as the Agreement is in effect, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal by a third party or (iii) terminate this Agreement pursuant to Section 9.01(f) in order to enter into a definitive agreement with respect to any third-party Acquisition Proposal unless the Company Board shall have (A) determined in good faith, after consultation with outside counsel, that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (B) determined in good faith, after receiving the advice of its financial advisor that an Acquisition Proposal is a Superior

Proposal; PROVIDED, HOWEVER, that nothing herein shall prevent the Company or the Company Board from complying with its disclosure obligations under any federal or state law.

     SECTION 6.03. INFORMATION SUPPLIED. Each of the Company and Parent agrees, as to itself and its subsidiaries, that (i) none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference in the Offer Documents and the Schedule 14D-9 will, at the time of distribution thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Information Statement, if any, will, at the date of mailing to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.04. THE COMPANY RIGHTS AGREEMENT. The Company Board will take all further action (in addition to that referred to in Section 4.07) reasonably requested in writing by Parent (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to any of the Transactions. Except as provided above with respect to the Transactions, the Company Board will not (a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal, PROVIDED, HOWEVER, that this Section 6.04 will not prevent the Company Board from taking such actions as it determines are necessary to prevent the occurrence of a Distribution Date following the commencement of a tender or exchange offer unless doing so is intended or could reasonably be expected to facilitate an Acquisition Proposal.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     SECTION 7.01. FILINGS, OTHER ACTIONS; NOTIFICATION.

     (a) Parent and the Company shall promptly prepare and file as soon as practicable after the date hereof all documents required to be filed (i) with the United States Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and (ii) any other documents which are required under any non-United States laws regulating competition, antitrust, investment or exchange controls. Parent and the Company shall promptly furnish all materials thereafter required in connection therewith.

     (b) Upon the terms and subject to the provisions hereof, each of the Company and Parent shall cooperate with each other and use (and shall cause its subsidiaries to use) all reasonable efforts

(i) to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with, as a result of or in order to consummate any of the Transactions. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and its subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions; PROVIDED, HOWEVER, that with respect to documents that one party reasonably believes should not be disclosed to the other party, such party shall instead furnish those documents to counsel for the other party pursuant to a mutually satisfactory confidentiality agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable.

     (c) Parent and the Company shall promptly respond to any request for additional information pursuant to the HSR Act. Upon the terms and subject to the provisions hereof, Parent and the Company shall each use all reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any antitrust or trade or regulatory laws or regulations of any Governmental Entity, which, in the case of Parent, will include if necessary to resolve such objections, offering, and agreeing to enter into necessary agreements, to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Parent's businesses or assets or any portion of the businesses or assets of any of its subsidiaries or any portion of the businesses or assets of the Company or the Company's subsidiaries. Notwithstanding anything to the contrary in this Agreement, (i) Parent shall not be required to sell or otherwise dispose of, or hold separate or otherwise divest itself of, businesses or assets located outside of the United States, Canada and Germany and (ii) with respect to businesses or assets located in the United States or Canada, Parent shall not be required to sell or otherwise dispose of, or hold separate or otherwise divest itself of, businesses or assets that accounted for, individually or in the aggregate, more than $86.0 million (the "REVENUE AMOUNT") of revenues of the Company or Parent, as the case may be, for the year ended December 31, 1998, as set forth in the respective audited financial statements for the period then ending for Parent or the Company. Parent shall reasonably consult with the Company and, subject to being permitted by the Governmental Entity to do so, the Company shall have the right to attend and participate in any telephone calls or meetings that Parent or Purchaser have with any person with respect to the foregoing. The Parent shall use (and cause its subsidiaries to use) all reasonable efforts to obtain all necessary approvals from the German Federal Cartel Office (the "FCO") in order to consummate the Transactions, including without limitation, if necessary to resolve any objections raised by the FCO, offering, and agreeing to enter into necessary agreements, to sell, license, divest or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of the businesses or assets of the Company or the Company's subsidiaries located in Germany (the "GERMAN ASSETS").

Any such divestitures required by the FCO shall not be included in the calculation of the Revenue Amount. The provisions of Section 7.01(a) - (d) constitute the sole covenants of the parties with respect to the subject matter hereof and no other provision of this Agreement will be interpreted as obligating any party to take or fail to take any action in respect of any matter referred to in Section 7.01(a) - (d) that is not required by Section 7.01(a) -
(d).

     (d) Upon the terms and subject to the provisions hereof, Parent and the Company each shall use all reasonable efforts (and cause their respective subsidiaries) to lift or rescind or appeal any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions and use their best efforts to defend any action, suit or proceeding seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

     (e) Each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective subsidiaries, from any third party or any Governmental Entity with respect to the Transactions.

     (f) In connection with and without limiting the foregoing, the Company and Parent will, and Parent will cause Purchaser to, (i) take all action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to the Transactions, and (ii) if any state anti-takeover statute or similar statute or regulation becomes applicable thereto, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

     (g) The Company will use all reasonable efforts to give prompt notice to Purchaser of (i) any notice of, or other communication relating to, any environmental matter, a default or event that, with notice or lapse of time or both, would become a default, received by an executive officer of the Company concerning the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract to which the Company or any of its subsidiaries is a party or is subject; (ii) any changes or developments relating to any material legal action pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries existing as of the date hereof; (iii) any new material legal actions pending or, to the knowledge of the General Counsel of the Company, threatened against the Company or any of its subsidiaries since the date hereof; and (iv) any general denial of insurance coverage or contractual indemnity for asbestos claims. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions.

     (h) The Parent and Purchaser will each use all reasonable efforts to give prompt notice to the Company of any general denial of insurance coverage or contractual indemnity for asbestos claims.

     SECTION 7.02. ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, consistent with applicable law, at all reasonable times during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish, consistent with applicable law, promptly to Parent all information concerning the Company's business, properties and personnel as Parent may reasonably request and shall make available, consistent with applicable law, to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as Parent may reasonably request. After the Appointment Date, the Company shall provide Parent and such persons as Parent shall designate with all such information, at any time as Parent shall request. Any such information obtained by Parent or Purchaser shall be governed by the terms of the Confidentiality Agreement. Notwithstanding the foregoing, (i) no review, inquiry or investigation by Parent shall affect any representations or warranties of the Company contained herein or the conditions to the obligations of Parent or Purchaser and (ii) nothing contained in this Agreement shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of it or third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any of its officers, as the case may be.

     SECTION 7.03. STOCK OPTIONS AND STOCK UNITS. (a) Immediately prior to the Effective Time, each outstanding Option under the Stock Option Plans shall be canceled and only entitle the holder thereof to receive for each Share with respect to such Option an amount in cash equal to the difference between (i) the Merger Consideration and (ii) the price per share exercise price under such Option. Prior to the Effective Time, the Company shall take all necessary action with respect to such cancellation, including obtaining any necessary consents from the holders of such Options.

     (b) Immediately prior to the Effective Time, the Company will amend the Deferred Compensation Plan to provide (i) that each Stock Unit credited to accounts of participants will be canceled and the accounts of each such participant will be credited for each Stock Unit an amount in cash equal to the Merger Consideration and (ii) that thereafter such accounts will be credited with a fixed rate of interests. Prior to the Effective Time, the Company shall take all necessary action with respect to such cancellation, including obtaining any necessary consents from the holders of such Stock Units.

     SECTION 7.04. EMPLOYEE BENEFITS. (a) Parent shall maintain for a period of nine months immediately following the Effective Time, employee benefit plans, programs, policies and arrangements for employees of the Company and its subsidiaries (other than employees covered by collective bargaining agreements) as of the Effective Time which provide benefits that in the aggregate are substantially comparable to the employee benefit plans, programs, policies and arrangements other than stock option plans, stock purchase plans, stock appreciation rights and any other stock based incentive and bonus plans provided by the Company or any subsidiary for such employees immediately prior to the Effective Time; PROVIDED, HOWEVER, that (i) in no event will Parent be obligated hereunder to award options or equity rights to any Employee, (ii) Parent may cause the Company to adopt, or extend to employees of the Company, benefit plans, programs, policies and arrangements that are in effect for the Parent's other North American businesses, and to substitute the same for the Company's benefit plans, programs, policies and arrangements, and (iii) nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of Parent, the Company or the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to comply with applicable law. Parent shall cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company and its subsidiaries are eligible to participate to take into account for purposes of vesting and eligibility thereunder the service of such employees with the Company and its subsidiaries to the same extent as such service was credited for such purpose by the Company and its subsidiaries, unless such credit would result in a duplication of benefits.

     (b) Parent shall honor, in accordance with their terms, all benefit obligations and contractual rights to current and former employees of the Company and its subsidiaries existing as of the Effective Time the existence of which is expressly disclosed in the Company Disclosure Schedule, including employment or severance agreements, plans or policies of the Company and its subsidiaries which are previously specifically disclosed in the Company Disclosure Schedule; PROVIDED, HOWEVER, that nothing contained in this Section 7.04(b) shall or shall be deemed to limit the Surviving Corporation's obligation with respect to all benefit obligations and contractual rights to current and former employees of the Company and its subsidiaries existing as of the Effective Time.

     (c) If employees of the Company and its subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company and its subsidiaries to the same extent waived under such plans of the Company and its subsidiaries and (ii) honor any deductible and out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

     (d) Nothing in this Section 7.04 will require the continued employment of any person.

     SECTION 7.05. INDEMNIFICATION. (a) From and after the Effective Time, Parent shall, or may cause the Surviving Corporation to the extent provided in the Company's Certificate of

Incorporation as in effect on the date hereof, to the fullest extent each corporation is permitted under applicable law, indemnify and hold harmless each present and former director and officer of the Company (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any facts or events existing or occurring at or prior to the Effective Time (including, without limitation, the Transactions) for a period of six years after the Effective Time. Parent or the Surviving Corporation shall advance expenses to an Indemnified Party, as incurred, to the fullest extent permitted under applicable law; PROVIDED that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Indemnified Parties shall promptly notify Parent or the Surviving Corporation thereof, (ii) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to Parent and the Surviving Corporation, (iii) neither Parent nor the Surviving Corporation shall be obligated to pay for more than one firm of counsel for all Indemnified Parties, except to the extent that (A) an Indemnified Party has been advised by counsel that there are conflicting interests between it and any other Indemnified Party or (B) local counsel, in addition to such other counsel, is required to effectively defend against such action or proceeding, and (iv) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final) that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (b) For a period of six years after the Effective Time (or the time the designees of Parent constitute a majority of the Company Board, if earlier), Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; PROVIDED, HOWEVER, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "MAXIMUM PREMIUM"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; PROVIDED, FURTHER, if such insurance coverage cannot be obtained at all, Parent shall purchase all available extended reporting periods with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this Section 7.05(b), does not exceed the Maximum Premium. The Company represents to Parent that the annual premiums paid as of the date hereof are $525,000. Parent agrees, and will cause the Surviving

Corporation, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 7.05(b). Notwithstanding the foregoing, during the period from the date of this Agreement and continuing until the time the designees of Parent constitute a majority of the Company Board, the Company shall be permitted to purchase a "tail" insurance policy with respect to the foregoing and a similar policy covering ERISA obligations, as long as the cost of both policies (on an annualized basis) does not exceed the Maximum Premium.

     (c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

     (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs, their representatives and assigns.

     SECTION 7.06. FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

     SECTION 7.07. PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the NYSE if it has used all reasonable efforts to consult with the other party.

     SECTION 7.08. DE-LISTING. The Surviving Corporation shall use its best efforts to cause the Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     SECTION 7.09. EXPENSES. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article III. Except as otherwise provided in
Section 9.03, whether or not the Merger is consummated, all other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Information Statement and printing and mailing the Information Statement shall be shared equally by Parent and the Company.

     SECTION 7.10. FINANCING. Parent shall use all reasonable efforts to satisfy the Financing Condition; PROVIDED, HOWEVER, that notwithstanding the fact that all of the conditions to the Offer set forth in ANNEX A have been satisfied, Parent may extend the expiration date of the Offer if Net Debt exceeds $240 million until such time as Net Debt is $240 million or less. The provisions of this Section 7.10 constitute the sole covenant of Parent with respect to the subject matter hereof and no other provision of this Agreement will be interpreted as obligating Parent to take or fail to take any action in respect of any matter referred to in this Section 7.10 that is not required by this
Section 7.10.

     SECTION 7.11. PAYMENT TO THE COMPANY. Unless this Agreement has heretofore been terminated in accordance with Section 9.01 and unless the Financing Condition has been irrevocably waived in writing by Parent prior to (a) 5:00 p.m. (New York City time) on July 30, 1999, Parent shall pay the Company $5.0 million, and (b) 5:00 p.m. (New York City time) on October 31, 1999, Parent shall pay the Company an additional $10.0 million; PROVIDED, HOWEVER, that Parent will have no obligation to pay such $10.0 million pursuant to this
Section 7.11(b) (i) unless it has elected to extend the Financing Termination Time to the Extended Financing Termination Time pursuant to Section 9.01(i) and
(ii) if Net Debt as of the Extended Financing Termination Time is greater than $250 million. The payments to be made to the Company pursuant to clauses (a) and
(b) of this Section 7.11 shall be made by wire transfer of same day funds and shall be paid by Parent within two business days of the date set forth in clause
(i) or (ii), as the case may be. The letter agreement, dated June 6, 1999, addressed to Parent from the Company and amending the Confidentiality Agreement, is of no further force and effect and the parties agree that no Termination Fee (as defined in such letter agreement) is payable thereunder. Parent acknowledges that the agreements contained in this Section 7.11 are an integral part of the Transactions and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay any amounts when due pursuant to this Section 7.11 and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for such amounts, Parent shall pay the Company's costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on such amounts at the prime rate of Bankers Trust Company on the date such amounts were required to be paid.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

     SECTION 8.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

     (a) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company to the extent required by the DGCL and the Certificate of Incorporation of the Company;

     (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity preventing the consummation of the Merger shall be in effect, and there shall not be any statute, rule, regulation or order enacted, entered or enforced by any Governmental Entity which makes the consummation of the Merger illegal; and

     (c) OFFER. Parent, Purchaser or their affiliates shall have purchased, or caused to be purchased, Shares pursuant to the Offer.

     (d) SOLVENCY OPINION. The Company Board shall have received an opinion, in form and substance and from an independent evaluation firm reasonably satisfactory to the Company Board, as to solvency matters relating to the Company and to North American Refractories Company and its subsidiaries before and after giving effect to the Transactions, including the incurrence of indebtedness related thereto; PROVIDED, HOWEVER, that this condition will in all events be deemed satisfied if the Company Board receives an opinion as to such matters from the same firm as provides such opinion to the lenders in respect of the Financing; provided such firm agrees with the Company within 20 business days hereof to provide the services required in order to render the opinion required by this Section 8.01(d). Parent and the Company will, and will cause their respective subsidiaries and employees to, cooperate with the evaluation firm in performing the services required hereby, by, among other things, providing relevant information and access to employees and data.

                                   ARTICLE IX
                                   TERMINATION

     SECTION 9.01. TERMINATION. Upon notice given by the appropriate parties in accordance with this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned on or following the occurrence of one of the events set forth below prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company; PROVIDED, HOWEVER, that any termination by the Company pursuant to Section 9.01(c) or Section 9.01(f) shall not be effective unless and until the Company shall have paid to Purchaser any fees and expenses payable pursuant to Section 9.03:

     (a) by mutual written consent duly authorized by the respective boards of directors of Parent and, subject to Section 1.03(b), the Company; or

     (b) by either Parent or the Company if (i) a Governmental Entity shall have issued a non-appealable final order, decree or ruling, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger or (ii) any statute, rule or regulation is enacted or enforced by any Governmental Entity for which there is no administrative or judicial right of appeal, which in any such case makes the consummation of the Offer or the Merger illegal; or

     (c) by either Parent or the Company, if the Company Common Stock has not been purchased pursuant to the Offer prior to December 31, 1999 (the "TERMINATION DATE") (provided that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of or resulted in the failure to consummate the Offer prior to such date); or

     (d) as long as Company Common Stock has not been purchased pursuant to the Offer, by Parent, if any actions described in paragraph (e) to ANNEX A has occurred; or

     (e) as long as Company Common Stock has not been purchased pursuant to the Offer, by Parent, (i) if there has been a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) if any representation or warranty of the Company (A) shall have been inaccurate or incomplete when made or (B) shall have become untrue, and in either case under clause (i) or (ii) the applicable event would give rise to the failure of a condition set forth in paragraph (f) or (g) of ANNEX A, as the case may be (a "COMPANY TERMINATING EVENT"); PROVIDED that, in the event of a Company Terminating Event arising with respect to clause (i) or (ii)(A) above (other than a breach of Section 6.02), if such Company Terminating Event is curable prior to the expiration of 20 days from notice by Parent to the Company of its intention to terminate due to its occurrence (but in no event later than the Termination Date) by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 9.01(e) until the expiration of such period without such Company Terminating Event having been cured; PROVIDED, FURTHER, that, in the event of a Company Terminating Event arising with respect to clause (ii)(B) above, if such Company Terminating Event may be curable prior to the Termination Date by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 9.01(e); or

     (f) as long as Company Common Stock has not been purchased pursuant to the Offer, by the Company to allow the Company to enter into a definitive agreement in accordance with Section 6.02(b) with respect to a Superior Proposal; PROVIDED, HOWEVER, that the Company shall have complied with the provisions of
Section 6.02; and PROVIDED, FURTHER, HOWEVER, that not less than five business days prior to such termination, the Company shall have notified Purchaser of its intention to terminate the Agreement pursuant to this Section 9.01(f) and shall have caused its financial and legal advisers to be reasonably available to negotiate in good faith with Purchaser and Purchaser's financial and legal advisers during such five-day period if Purchaser offers to make such adjustments in the terms and conditions of this Agreement as would cause such Acquisition Proposal not to be a Superior Proposal; or

     (g) as long as Company Common Stock has not been purchased pursuant to the Offer, by the Company, (i) upon a breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement or (ii) if any representation or warranty of Parent or Purchaser (A) shall have been inaccurate or incomplete when made or (B) shall have become untrue, and in either case, the applicable event would materially adversely affect Parent's or Purchaser's ability to consummate (or materially delays commencement or consummation of) the Offer (a "PARENT TERMINATING EVENT"); PROVIDED that, in the event of a Parent Terminating Event arising with respect to clause (i) or (ii)(A) above, if such Parent Terminating Event is curable prior to the expiration of 20 days from notice by the Company to Parent of its intention to terminate due to its occurrence (but in no event later than the Termination Date) by Parent or Purchaser through the exercise of its reasonable best efforts and for so long as Parent or Purchaser continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.01(g) until the expiration of such period without such Parent Terminating Event having been cured; PROVIDED, FURTHER, that, in the event of a Parent Terminating Event under clause (ii)(B) above, if such Parent Terminating Event is curable prior to the Termination Date by Parent or Purchaser through the exercise of its reasonable best efforts and for so long as Parent or Purchaser continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this
Section 9.01(g); or

     (h) as long as Company Common Stock has not been purchased pursuant to the Offer, by Parent, if any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 50% of the outstanding Shares (either on a primary or fully diluted basis); or

     (i) by the Company at any time after 5:00 p.m. (New York City time) on July 30, 1999 (the "FINANCING TERMINATION TIME"), if Parent has not irrevocably waived in writing the Financing Condition prior to the Financing Termination Time; PROVIDED, HOWEVER, that not less than two business days prior to such termination, the Company shall have notified Purchaser of its intention to terminate the Agreement pursuant to this Section 9.01(i); PROVIDED, FURTHER, HOWEVER, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.01(i) if Parent shall (i) have paid any amount payable under Section 7.11(a) and (ii) have notified the Company in writing prior to the

Financing Termination Time of its determination to extend the Financing Termination Time to 5:00 p.m. (New York City time) on October 31, 1999 (the "EXTENDED FINANCING TERMINATION TIME");

     (j) by the Company at any time after the Extended Financing Termination Time, if Parent has extended the Financing Termination Time to the Extended Financing Termination Time pursuant to Section 9.01(i) and Parent has not irrevocably waived in writing the Financing Condition prior to the Extended Financing Termination Time; PROVIDED, HOWEVER, that not less than two business days prior to such termination, the Company shall have notified Purchaser of its intention to terminate the Agreement pursuant to this Section 9.01(j); PROVIDED, FURTHER, HOWEVER, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.01(j) if (A) Parent shall (i) have paid any amount payable pursuant to Section 7.11(b) and (ii) have irrevocably waived the Financing Condition prior to such termination by the Company pursuant to this
Section 9.01(j) or (B) Net Debt as of the Extended Financing Termination Time is greater than $250 million.

     SECTION 9.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of its affiliates, directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as set forth in Sections 7.09, 7.11(but only to the extent any fee thereunder has become payable but has not been paid), 9.03 and 10.01, (ii) nothing shall relieve Parent, Purchaser or any of their affiliates from liability or damages resulting from any breach of this Agreement and (iii) nothing herein shall relieve the Company from liability or damages resulting from any willful breach of this Agreement.

     SECTION 9.03. FEES AND EXPENSES. (a) Except as set forth in Section 7.09 and this Section 9.03, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) The Company shall pay the Parent Fee (as defined herein), plus (x) actual, documented and reasonable out-of-pocket expenses of Parent not in excess of $1,500,000 relating to the Transactions (including, but not limited to, fees and expenses of counsel) plus (y) after Parent has entered into one or more definitive agreements with respect to the Financing, actual, documented and reasonable out-of-pocket expenses of Parent not in excess of $1,500,000 relating to or incurred in connection with the Financing (the expenses referred to in clauses (x) and (y) collectively, the "EXPENSE AMOUNT"), upon the earliest to occur of the following events:

          (i) the termination of this Agreement by Parent pursuant to Section 9.01(d), 9.01(e)(i), 9.01(e)(ii)(A) or 9.01(h); or

          (ii) the termination of this Agreement by Parent or the Company pursuant to Section 9.01(c) if at the time of termination there has been publicly announced and not withdrawn an Acquisition Proposal and the Company Board has withdrawn, modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of this Agreement, the Offer or the Merger or shall have resolved to do so;

          (iii) the termination of this Agreement by Parent or the Company pursuant to Section 9.01(c) if at the time of termination there has been publicly announced and not withdrawn an Acquisition Proposal at a price per Share at or higher than the Offer Price and the Company thereafter consummates a transaction that would constitute an Acquisition Proposal with the person making such Acquisition Proposal within fifteen months after the termination of this Agreement at a price per Share at or higher than the Offer Price; or

          (iv) the termination of this Agreement by the Company pursuant to
     Section 9.01(f).

     (c) The Parent Fee payable pursuant to Section 9.03(b) shall be paid by the Company within two business days after being notified of such by Parent or if earlier, the time herein specified.

     (d) The Company acknowledges that the agreements contained in this Section
9.03 are an integral part of the Transactions and that, without these agreements, Parent and Purchaser would not enter into this Agreement. Accordingly, if the Company fails to pay any amounts when due pursuant to this
Section 9.03 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay Parent's costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on such amounts at the prime rate of Bankers Trust Company on the date such amounts were required to be paid.

     (e) The payment of the Parent Fee and the reimbursement of any expenses pursuant to this Section 9.03 shall be made by wire transfer of same day funds. Except as otherwise provided in Section 9.02, such payment and reimbursement by the Company shall be the sole and exclusive remedy of Parent and Purchaser against the Company and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to a breach of any representation, warranty, covenant or agreement of the Company. The payment by Parent to the Company of an aggregate amount of $15 million pursuant to Section 7.11 shall be the sole and exclusive remedy of the Company against Parent and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to a breach (other than a willful breach) of Section 5.04 or Section 7.10; PROVIDED, HOWEVER, that nothing herein shall relieve such persons from liability or damages resulting from any breach of Section 5.04 or Section 7.10 unless the entire $15 million is paid to the Company pursuant to Section 7.11.

                                    ARTICLE X
                               GENERAL PROVISIONS

     SECTION 10.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as otherwise provided in this Section 10.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time (or the time the designees of Parent constitute a majority of the Board, if earlier) or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Article III and in Sections 7.03 (Stock Options and Stock Units), 7.04 (Employee Benefits), 7.05 (Indemnification), 7.06 (Further Action), 7.08 (De-listing) and 7.09 (Expenses) shall survive the consummation of the Merger and those set forth in Section 9.02 (Effect of Termination) and
Section 9.03 (Fees and Expenses) shall survive termination of this Agreement.

     SECTION 10.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by such party by notice given pursuant to this provision) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:

     (a)  If to Parent or Purchaser:

          RHI AG
          c/o North American Refractories Company
          500 Halle Building
          1228 Euclid Avenue
          Cleveland, Ohio 44115-1809
          Telecopier No.:  (216) 621-8446
          Attention: General Counsel

          With a copy to:

          Jones, Day, Reavis & Pogue
          901 Lakeside Avenue
          Cleveland, Ohio 44114-1190
          Telecopier No.: (216) 579-0212
          Attention:  John P. Dunn, Esq.

     (b)  If to the Company:

          Global Industrial Technologies, Inc.
          2121 San Jacinto Street
          Dallas, Texas 75201
          Telecopier No.:  (214) 953-4597
          Attention: General Counsel

          With a copy to:

          Sullivan & Cromwell
          125 Broad Street
          New York, New York 10004
          Telecopier No.:  (212) 558-3588
          Attention:  James C. Morphy, Esq.

     SECTION 10.03. AMENDMENT. Subject to Section 1.03(b) and applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 10.04. WAIVER. Subject to Section 1.03(b), at any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 10.05. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.06. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

     SECTION 10.07. ENTIRE AGREEMENT. (a) This Agreement (including any exhibits hereto) and the Company Disclosure Schedule, together with the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (b) The Confidentiality Agreement is hereby amended so as to permit Parent, Purchaser or any of its respective affiliates or Representatives (as defined therein) to (i) effect the Transactions, (ii) take any action otherwise prohibited by the fourth paragraph of the Confidentiality Agreement (A) involving a transaction pursuant to which Parent offers to acquire all of the shares of Company Common Stock at not less than $13.00 per share or (B) at any time following (1) a tender offer or exchange offer (other than a tender offer that has been commenced but has not expired prior to the date hereof) for some portion or all of the Shares shall have been commenced or publicly proposed to be made by a person other than Parent or any of its subsidiaries, including by the Company or its subsidiaries, or it shall have been publicly disclosed or Parent shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member or any affiliates controlled by it, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding Shares and (2) the purchase of Shares pursuant to the Offer, and (iii) take any action otherwise prohibited by the sixth paragraph of the Confidentiality Agreement at any time following the purchase of Shares pursuant to the Offer.

     SECTION 10.08. ASSIGNMENT, PURCHASER. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a constituent corporation in the Merger in lieu of Purchaser, in the event of which all references herein to Purchaser shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     SECTION 10.09. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article III and Sections 7.03 (Stock Options and Stock Units) and 7.05 (Indemnification).

     SECTION 10.10. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 10.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

     SECTION 10.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 10.13. WAIVER OF JURY TRIAL; CONSENT OF JURISDICTION. (a) EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

          (b) THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREIN, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.02 HEREOF OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

     SECTION 10.14. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

     (a) "affiliate" shall mean, with respect to any specified person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, including, without limitation, any partnership or joint venture in which the person specified (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10 percent or more.

     (b) "Appointment Date" shall mean the time the persons designated by Parent have been elected to, and shall constitute a majority of, the Company Board pursuant to Section 1.03.

     (c) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (e) "Company Board" shall mean the Board of Directors of the Company.

     (f) "Company Disclosure Schedule" shall mean the written disclosure schedule prepared and signed by the Company and previously delivered to Parent.

     (g) "Company Material Adverse Effect" shall mean any change or effect that, individually or when taken together with all other such changes or effects, is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in determining whether there has been a Company Material Adverse Effect, to the extent that any adverse effect is attributable to the following it shall be disregarded: (i) general economic, business or financial market conditions; (ii) general industry conditions; (iii) the taking of any action expressly permitted or required by this Agreement; (iv) the breach by Parent or Purchaser of this Agreement; or (v) any change in any law, rule or regulation or GAAP or interpretations thereof that directly apply to the Company.

     (h) "Company SEC Reports" shall mean each form, report, schedule, statement and other document filed by the Company since January 1, 1998 under the Exchange Act or the Securities Act, including any amendment to such document.

     (i) "Confidentiality Agreement" shall mean the confidentiality agreement, dated April 1, 1999, between Parent and the Company.

     (j) "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (k) "DGCL" shall mean the Delaware General Corporation Law.

     (l) "Dissenting Shares" shall mean any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger.

     (m) "Environment" shall mean any surface or subsurface physical medium or natural resources, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

     (n) "Environmental Laws" shall mean federal, foreign, state and local laws (including the common law), rules, regulations, ordinances, codes, orders and judgments (including any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of, human health and safety or the Environment.

     (o) "Environmental Liabilities" shall mean any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys' and consultants' fees) of any required investigation, remediation, monitoring or defense of any matter relating to human health, safety as it relates to Hazardous Substances or the Environment of whatever kind or nature by any party, entity or authority (A) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any Real Property, (ii) the Company's or any of its subsidiaries' offsite transportation, treatment, storage or disposal of Hazardous Substances or (iii) the violation of or non-compliance with any Environmental Laws or (B) which arise under any Environmental Laws.

     (p) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     (q) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (r) "fully diluted basis" shall mean the aggregate number of issued and outstanding shares of Company Common Stock, shares of Company Common Stock subject to issuance under vested Options and shares of Company Common Stock subject to issuance upon exercise of outstanding warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or securities convertible or exchangeable for such capital stock, but shall not include unvested Options.

     (s) "GAAP" shall mean United States Generally Accepted Accounting
Principles.

     (t) "Governmental Entity" shall mean any United States, state or foreign governmental, administrative or regulatory authority, commission, body, agency or other authority, or any court of competent jurisdiction.

     (u) "Hazardous Substances" shall mean any regulated quantities of petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any chemicals, contaminants, materials or substances regulated or defined as, or included in the definition of, "hazardous substances," "extremely hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants" or "contaminants" or regulated by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under any Environmental Law.

     (v) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     (w) "Information Statement" shall mean the information statement to be filed by the Company with the SEC pursuant to Section 2.07 hereof, together with all amendments and supplements thereto and including the exhibits thereto.

     (x) "IRS" shall mean the United States Internal Revenue Service.

     (y) "Material Contracts" shall mean any agreement, arrangement, bond, commitment, contract, franchise, indemnity, indenture, instrument, lease, license, understanding or undertaking, and any amendment or supplement thereto, in each case, not otherwise terminable on 90 days' or less notice by the terminating party, that (i) obligates the Company or any of its subsidiaries to pay, or entitles the Company or any of its subsidiaries to receive, an amount of $2,500,000 or more annually (including any amounts payable as a result of the termination thereof), (ii) involves an extension of credit other than relating to customer accounts receivable having normal credit terms, (iii) contains non-competition, no solicitation, no hire or change-in-control provisions or
(iv) is otherwise required to be described in or filed as an exhibit to the Company SEC Reports.

     (z) "Minimum Condition" shall mean at least a majority of the outstanding shares of Company Common Stock (together with the shares of Company Common Stock, if any, then owned by Parent, Purchaser or their subsidiaries) on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration of the Offer.

     (aa) "Parent Fee" shall mean a termination fee of $10.0 million; PROVIDED, HOWEVER, that such fee shall be $5.0 million unless (i) Parent has irrevocably waived the Financing Condition prior to the earlier of giving any notice by the Company of an intention to terminate or actual termination under Section 9.01 by the Company or prior to any occurrence, action or event giving rise to Parent's right to terminate under Section 9.01 or (ii) Parent has paid the $5.0 million fee in accordance with Section 7.11(a).

     (bb) "Parent Material Adverse Effect" shall mean any change or effect that, individually or when taken together with all other such changes or effects, is reasonably likely to prevent or delay Parent or Purchaser from performing their obligations under this Agreement or the consummation of the Transactions.

     (cc) "person" shall mean an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

     (dd) "Purchaser Common Stock" shall mean the common stock, par value $.01 per share, of Purchaser.

     (ee) "Rights Agreement" shall mean that certain Rights Agreement dated as of October 31, 1995 between the Company and The Bank of New York, as Rights Agent, as amended.

     (ff) "SEC" shall mean the United States Securities and Exchange Commission.

     (gg) "Securities Act" shall mean the Securities Act of 1933, as amended.

     (hh) "Shares" shall mean shares of Company Common Stock.

     (ii) "Stock Option Plans" shall mean the 1992 Stock Compensation Plan, as amended, and the Stock Option Plan for Non-Employee Directors, as amended and restated.

     (jj) "subsidiary" or "subsidiaries" of any person shall mean any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

     (kk) "Superior Proposal" shall mean an Acquisition Proposal that the Company Board determines in good faith (A) is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and all other relevant factors, (B) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by the party making the Acquisition Proposal, and (C) would, if consummated, result in a more favorable transaction, from a financial point of view, than the Transactions.

     (ll) "Tax" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

     (mm) "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (nn) "Year 2000 Compliant" shall mean that the computer systems (i) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date- related data for dates earlier and later than January 1, 2000; (ii) have the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000; and (iii) have the ability to recognize all "leap years," including February 29, 2000.

     SECTION 10.15. ADDITIONAL DEFINITIONS/INTERPRETIVE MATTERS. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole, including the Company Disclosure Schedule, and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

     SECTION 10.16. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                   RHI AG


                                   By:
                                      --------------------------------------
                                      Name:  Dr. Georg Obermeir
                                      Title: Chief Executive Officer



                                   HEAT ACQUISITION CORP.


                                   By:
                                      --------------------------------------
                                      Name:  Dr. Georg Obermeir
                                      Title: Chief Executive Officer


                                   GLOBAL INDUSTRIAL TECHNOLOGIES, INC.


                                   By:
                                      --------------------------------------
                                      Name:  Rawles Fulgham
                                      Title: Chairman of the Board and Chief
                                             Executive Officer

                                     ANNEX A

                         CERTAIN CONDITIONS TO THE OFFER

     Notwithstanding any other provisions of the Offer and subject to (and not in limitation of) Purchaser's rights or obligations with respect to extending and amending the Offer pursuant to the terms of this Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, payment for, any tendered Shares, and may terminate the Offer or amend the Offer, but only to the extent permitted by this Agreement, if (i) any applicable waiting period under the HSR Act or any applicable laws regulating competition, antitrust, investment or exchange controls in Germany and Mexico shall not have expired or not have been terminated prior to the expiration of the Offer, (ii) the Minimum Condition shall not have been satisfied or waived (pursuant to this Agreement) prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall have occurred and be continuing:

     a. there shall have been entered any judgment, order or injunction applicable to Parent, Purchaser, the Company or any subsidiary or affiliate of Parent or the Company, or to the Offer or the Merger, by any Governmental Entity that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the acceptance for payment of, or payment for, some of or all the Shares by Purchaser or any of its affiliates or the consummation of the Merger,
(ii) renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, (iii) imposes limitations on the ability of Parent, Purchaser or any other affiliate of Parent effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by it pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Merger,
(iv) prohibits, limits or otherwise materially adversely affects the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business or assets of the Company, Parent or any of their respective subsidiaries located in the United States or Canada or in the alternative compels the Company, Parent or any of their respective subsidiaries to sell or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of the business or assets of the Company, Parent or any of their respective subsidiaries located in the United States or Canada, but only if in each case such businesses or assets accounted for, individually or in the aggregate, revenues of the Company or Parent, as the case may be, for the year ended December 31, 1998 as set forth in the respective audited financial statements for the period then ending for Parent or the Company in excess of the Revenue Amount; or (v) which otherwise would materially adversely affect the ability of the Company or Parent to consummate the Offer or the Merger or to perform any of their respective obligations under this Agreement; or

     b. there shall have been (i) any statute, rule, regulation, executive order, decree, legislation, interpretation, enacted, entered, enforced, promulgated, amended, issued or deemed applicable by any Governmental Entity to
(x) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (y) the Offer or the Merger, or (ii) any action, suit or proceeding initiated by any Governmental Entity, other than the application to the Offer or the Merger of the applicable waiting periods under the HSR Act or any applicable non-United States laws regulating competition, antitrust, investment or exchange controls, that would result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

     c. there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with the NYSE not related to market conditions or suspensions or limitations triggered on the NYSE by price fluctuations on a single trading day), (ii) a declaration of a banking moratorium or any suspension of or material limitation on payments in respect of banks or other lending institutions by United States, Austrian, European Community or New York authorities or any suspension or material limitation on the extension of credit (whether or not mandatory), (iii) a commencement of a war, insurrection, armed conflict or other international or national crisis other than the current hostilities in Iraq or Eastern Europe or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof not contemplated as of the date hereof; or

     d. there shall have occurred any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole;

     e. the Company Board or any committee thereof shall have (i) withdrawn or modified in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of this Agreement, the Offer or the Merger, (ii) recommended or taken a "neutral" position (except in connection with a Section 6.02 Determination) with respect to the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or their affiliates, (iii) taken any action referred to in Section 6.02 of this Agreement that is prohibited thereby, or (iv) publicly disclosed any intention, or resolved, to do any of the foregoing; or

     f. any of the representations and warranties of the Company set forth in this Agreement that are qualified as to Company Material Adverse Effect shall not be true and correct and any such representations and warranties that are not so qualified shall (i) not be true and correct and (ii) be reasonably likely to result in a Company Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination; or

     g. the Company shall have breached any material agreement or covenant or failed to perform any material obligation to be complied with or performed by it under this Agreement; or

     h. all consents necessary to the consummation of the Offer or the Merger, including, without limitation, consents from parties to loans, contracts, leases or other agreements to which the Company or any of its subsidiaries is subject, and consents from Governmental Entities, shall not have been obtained, other than consents the failure to obtain which is not reasonably likely to have a Company Material Adverse Effect; or

     i. this Agreement shall have been terminated in accordance with its terms;
or

     j. the Financing shall not be available to Parent and Purchaser on terms reasonably satisfactory to Parent given the structure of the Financing contemplated for the Transactions, including, without limitation, the financing contemplated to be arranged by Parent (the "FINANCING CONDITION").

     The foregoing conditions are for the sole benefit of Parent and Purchaser, and may (subject to the terms of the Merger Agreement) be asserted or waived by Parent or Purchaser, in whole or in part, regardless of the circumstances (including any action or inaction by Parent or Purchaser) at any time and from time to time in the good faith discretion of Parent or Purchaser; PROVIDED, HOWEVER, that nothing contained herein shall relieve Parent or Purchaser of its obligations under the Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.